Exhibit 10.1

PURCHASE AND ASSUMPTION AGREEMENT

Between

STELLARONE BANK

(“Seller”)

and

FIRST BANK

(“Purchaser”)

PURCHASE AND ASSUMPTION AGREEMENT

ii

iii

PURCHASE AND ASSUMPTION AGREEMENT

                THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of July 10, 2009 between STELLARONE BANK, a Virginia banking corporation having its principal offices in Charlottesville, Virginia (“Seller”), and FIRST BANK, a Virginia banking corporation having its principal offices in Strasburg, Virginia (“Purchaser”):

W I T N E S S E T H:

WHEREAS, Seller wishes to transfer, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the office at the location set forth in Exhibit 1 attached (the “Banking Center”); and

WHEREAS, Purchaser wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereafter set forth, Seller and Purchaser covenant and agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1. Transferred Assets.

(a)

As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the rights, title and interests of Seller in the following assets associated with the Banking Center and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1(b):

(1)

subject to Section 1.10, the real property and all improvements thereon (collectively, the “Real Property”) at the Banking Center, together with all rights and appurtenances pertaining thereto; a more particular description of which is set forth on Exhibit 1.1(a)(1);

(2)

except as provided in Section 1.1(b), the furniture, fixtures, security equipment, automated teller machines and other equipment and other tangible personal property owned by Seller and located at the Banking Center or used in conducting Seller’s business at the Banking Center (the “Personal Property”);

(3)	[OMITTED INTENTIONALLY]

(4)	all safe deposit contracts and leases for the safe deposit boxes located at the Banking Center as of the Effective Time (the “Safe Deposit Contracts”);

(5)	all Overdraft Loans (as defined in Section 1.4(a)) transferred pursuant to Section 1.4;

(6)	all coins and currency located at the Banking Center as of the Effective Time (the “Coins and Currency”);

(7)	all merchant services accounts associated with Deposit Liabilities (as defined in Section 1.3(a)) located at the Banking Center; and

(8)	all night depository contracts.

(b)

Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Exhibit 1.1(b) hereto, Seller’s rights in and to the name “Second Bank & Trust,” Planters Bank & Trust Company,” “StellarOne Corporation,” “StellarOne Bank,” “StellarOne,” and any variant thereof, and any of Seller’s corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, and trade names and logos of third parties with whom Seller has contracted to provide services to its customers (together, the “Excluded Assets”). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Center on or prior to the Effective Time. Notwithstanding the foregoing provisions, Purchaser and customers of the Banking Center may continue to use night deposit bags containing such trademarks, trade names and logos, and any keys thereto, until Purchaser replaces them, which replacement Purchaser shall effect as promptly as practicable after the Effective Time. Except as otherwise expressly provided herein, Seller shall remove the Excluded Assets at its own cost, and shall make any repairs necessitated by removing the Excluded Assets.

Section 1.2. Purchase Price.

(a)	As consideration for the purchase of the Banking Center, Purchaser shall pay Seller a purchase price (the “Purchase Price”) equal to the sum of the following:

(1)	A premium for the Deposit Liabilities (as defined in Section 1.3(a)) and franchise value related to the Banking Center equal to 2.0% of the Deposit Liabilities;

(2)	The Net Book Value (as defined in Section 1.2(d)), including accrued interest, of the Overdraft Loans as set forth in Section 1.4;

(3)	The Net Book Value (as defined in Section 1.2(d)) of the Personal Property;

(4)

The fair market value of the Real Property (the “Appraised Value”) as determined by a qualified appraiser who is mutually acceptable to Seller and Purchaser and whose fees and costs for making such appraisal or shared equally by Seller and Purchaser; and

(4)	The face amount of the Coins and Currency.

(b)

In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller arising on or after the Effective Time relating to the Real Property, the Safe Deposit Contracts and the Deposit Liabilities (including all accrued interest relating thereto) (collectively, the “Assumed Liabilities”); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3.

(c)

Seller shall prepare a balance sheet (the “Pre-Closing Balance Sheet”) in accordance with customary banking practices as of a date two business days prior to the Effective Time anticipated by the parties (the “Pre-Closing Balance Sheet Date”) reflecting the assets to be sold and assigned and the liabilities to be transferred and assumed hereunder, all based on the estimated book value of such assets and liabilities as of the Effective Time. Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing by wire transfer, in immediately available funds, the excess, if any, of the aggregate Purchase Price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above, as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3).

(d)

For purposes of this Agreement, “Net Book Value” means the value determined from the Post-Closing Balance Sheet; provided, however, that such value shall not include the loan loss reserve attributable to any Overdraft Loan or any general reserve, and provided further that, if the Closing occurs on any day other than the first (1st) day of a calendar month, then, with respect to the depreciable assets to be transferred hereunder, the depreciation thereon shall be prorated based on the number of days elapsed during the month of Closing through the date of Closing and the total number of days in such month.

Section 1.3. Deposit Liabilities.

(a)

“Deposit Liabilities” shall mean all of Seller’s duties, obligations and liabilities relating to the deposit accounts (except as set forth in Section 1.3(b)) located at and attributable to the Banking Center as of the Effective Time (including accrued but unpaid or uncredited interest thereon), including, but not limited to, demand deposit accounts, savings accounts, certificates of deposit and deposits held in Individual Retirement Accounts. A projected list of the Deposit Liabilities is attached as Exhibit 1.3(a) and shall be updated as soon as practicable after Closing.

(b)

Except for those liabilities and obligations specifically assumed by Purchaser under Section 1.2(b) and except as otherwise provided in Section 1.6(a), Purchaser is not assuming any other liabilities or obligations of Seller or otherwise. Subject to the limitations on indemnification set forth in Section 3.4, liabilities not assumed include, but are not limited to, the following:

(1)

Seller’s official checks, cashier’s checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government “E” and “EE” bonds and any and all traveler’s checks.

(2)

Liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing or arising from events occurring prior to Closing.

(3)	Accounts overdrawn or without sufficient funds on the Pre-Closing Balance Sheet, except that at Closing Purchaser may elect to purchase any one or more of such accounts.

(4)	Deposit accounts associated with lines of credit where the line of credit is excluded in accordance with Section 1.4(b).

(5)

Seller’s obligations for or under any data processing contracts and any lawn maintenance, landscaping, parking area maintenance, equipment maintenance, cleaning and janitorial services and other contracts relating to the maintenance, repair or operation of the Real Property or any equipment.

(6)	Deposit accounts associated with Seller’s national or regional account relationships, if any.

(7)	Closed accounts of any kind or listings or descriptions of such accounts.

(c)	Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

(d)

Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the check, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser. Notwithstanding the foregoing provisions, after the Effective Time Purchaser, in its discretion, may establish a time after which it shall no longer pay any checks, drafts or withdrawal orders on forms provided by Seller.

(e)

Seller agrees to honor electronic transactions by depositors authorized prior to the Effective Time for a period of 5 days after the Effective Time. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any electronic transactions honored by Seller pursuant to this Section 1.3(e), and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement.

(f)

If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, demands payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any such payments, subject only to the following limitations: (i) Purchaser shall have no obligation to reimburse Seller for checks, drafts, withdrawal orders, returns and other items paid by Seller hereunder that concern accounts Purchaser has closed and as to which Seller has received written notice of such closure; (ii) items presented to Seller in the teller line and drawn on or chargeable to accounts that have been assumed by Purchaser shall be reimbursed by Purchaser only if paid by Seller within 30 calendar days after the Effective Time; and (iii) Purchaser shall have no obligation to reimburse Seller for any in-clearing item in excess of $10,000 that was not authorized by Purchaser prior to Seller’s 3:00 p.m. cutoff for processing on the day accepted. Seller and Purchaser shall make arrangements to provide for the daily settlement by Purchaser with immediately available funds of items subject to reimbursement under this Section 1.3(f). Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any checks, drafts or withdrawal orders processed after the Effective Time drawn on such Deposit Liabilities, and any such representations or warranties implied by law are hereby expressly disclaimed.

(g)

Purchaser agrees, at its cost and expense, (1) to notify the depositors of assumed accounts, on or before the Effective Time, in a form and mailed on a date mutually acceptable to Seller and Purchaser, of Purchaser’s assumption of the Deposit Liabilities, and (2) to furnish such depositors with checks on the forms of Purchaser and with instructions to use Purchaser’s checks and to destroy unused check, draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller's check, draft and withdrawal order forms.) In addition, Seller will notify its affected customers by letter of the pending assignment of the Deposit Liabilities to Purchaser, which notice shall be at Seller’s cost and expense and shall be in a form and mailed on a date mutually agreeable to Seller and Purchaser.

(h)

Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders deposited in an assumed account as of the Effective Time that are properly returned to Seller after the Effective Time. Notwithstanding the foregoing, Purchaser shall not be responsible for any checks returned due to fraudulent endorsement by the payee.

(i)

On and after the Effective Time, Purchaser will assume and discharge Seller’s duties and obligations as to the Assumed Liabilities in accordance with the terms and conditions and laws, rules and regulations that apply to the Assumed Liabilities.

(j)

On and after the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller’s right of access to such records as provided in this Agreement.

(k)

Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per item basis at Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

(l)	Seller will timely provide to Purchaser the 1099 data required for Purchaser to comply with all laws, rules and regulations regarding 2009 tax reporting of transactions of such accounts through the Effective Time. Seller agrees to timely provide Purchaser with any corrected 1099 data from 2009 for such accounts.

(m)

As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to this Agreement; provided, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement that are routed or presented to Seller, except those concerning accounts (i) that Purchaser has closed, and (ii) as to which Seller has received written notice of such closure, and except that Seller shall not honor any such item in excess of $10,000 that has not been authorized by Purchaser prior to Seller’s 3:00 p.m. cutoff for processing. Seller will make no charge to Purchaser for honoring such items and will electronically transmit such ACH data to Purchaser. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller’s operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items routed or presented after the 60 day period shall be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller pursuant to this Section 1.3(m), and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement.

(n)

For up to sixty (60) days after the Effective Time, Purchaser agrees to use commercially reasonable efforts to collect from Purchaser’s customers amounts equal to any Visa or MasterCard chargebacks under the Visa and MasterCard Merchant Agreements between Seller and its customers, or amounts equal to any deposit items returned to Seller after the Effective Time that were honored by Seller prior to the Effective Time, and remit such amounts so collected to Seller. Purchaser agrees to immediately freeze and remit to Seller any funds, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item and such chargeback is permitted. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller. Solely for the purposes of this Section 1.3(m), all references to Seller shall be deemed to include Seller and its assignees.

Section 1.4. Overdraft Loans Transferred.

(a)

Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in any overdraft loans (including collateral relating thereto) made by Seller in connection with the Deposit Liabilities to be assumed by Purchaser hereunder (collectively, the “Overdraft Loans”); provided, however, that the Overdraft Loans shall not include any loans described in subsection (b) below. The Overdraft Loans (as well as any security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law). Purchaser shall inform Seller not less than 45 calendar days prior to the proposed Closing of any case in which filing information relating to any collateral for the Overdraft Loans will be required for preparation of any assignments of liens. A projected list of the Overdraft Loans is attached as Exhibit 1.4(a) and shall be updated as soon as practicable after Closing.

(b)	Notwithstanding the provisions of subsection (a) above, the Overdraft Loans shall not include:

(1)

nonaccruals (which term shall mean loans in which the collateral securing same has been repossessed, or in which collection efforts have been instituted, or claim and delivery or foreclosure proceedings have been filed) and classified Overdraft Loans;

(2)

loans 45 calendar days or more past due, which are classified, or that have been charged off; provided further that if any loans, subsequent to the execution of this Agreement and prior to the Effective Time, are classified by the applicable bank examiners or Seller, as "doubtful," "substandard," "loss," or "special mention," or the equivalent on Seller’s loan grading system, then such loans, at the option of Purchaser, may be excluded;

(3)	loans upon which insurance has been force-placed;

(4)	loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time;

(5)	loans identified by Purchaser in writing on or before the end of the Title Review Period (as hereafter defined) as having any collateral perfection deficiency;

(6)	loan loss reserves;

(7)	loans as to which the borrower’s FICO score is 660 or less; or

(8)	loans other than Overdraft Loans.

(c)

For a period of 60 days after the Effective Time, Seller will forward to Purchaser any Overdraft Loan payments received by Seller. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser;

provided, however, to the extent possible, Seller will deduct the amount of such returned checks from payments received and shall settle with Purchaser by a mutually agreeable method.

(d)

As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Overdraft Loans (the “Records”) to Purchaser, and, upon receipt from Seller, Purchaser will be responsible for maintaining and safeguarding all of the Records in accordance with applicable law and sound banking practices.

(e)

If the balance due on any Overdraft Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned up to 60 days after the Effective Time, the asset value represented by the Overdraft Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

(f)	Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 1.4(k) (the “Power of Attorney”).

Section 1.5. Safe Deposit Business.

(a)

As of the Effective Time, Purchaser will assume and discharge Seller’s obligations with respect to the safe deposit box business at the Banking Center arising on or after the Effective Time in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them; provided that nothing herein shall be deemed to prohibit Purchaser, after the Effective Time, from discontinuing the safe deposit box services or facilities at the Banking Center (all in accordance with applicable law and any contractual obligations regarding the same).

(b)

As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Center.

(c)

Safe deposit box rental payments (not including late payment fees) collected by either Seller or Purchaser applying to periods both before and after the Effective Time shall be prorated as of the Effective Time.

Section 1.6. Employee Matters.

(a)

Beginning as of the date as of which this Agreement has been fully executed by the parties, as reflected by the dates on the signature page hereof (the “Execution Date”), through the Effective Time and for 6 months thereafter, to the extent Purchaser advertises any position at the Banking Center, Purchaser shall interview any employees employed by Seller at the Banking Center as of the Effective Time who apply for such position. If Purchaser elects to offer employment to any one or more of such employees (each, a “Hired Employee”), then, notwithstanding any gap in employment between the Effective Date and the date Purchaser hires a Hired Employee, the Hired Employee shall receive full credit for his prior service with Seller under Purchaser’s benefit plans and policies, including Purchaser’s vacation and sick leave policies (but excluding Purchaser’s qualified and nonqualified pension plans, if any), to the same extent as if such service had been with Purchaser. Neither Seller nor Purchaser shall, however, be hereby obligated to compensate any Hired Employee for any period between the Effective Date and the date Purchaser hires such employee. In addition, the Purchaser agrees to begin the employment of any Hired Employee no earlier than the day after the Effective Date. With respect to Purchaser’s qualified and nonqualified pension plans, Hired Employees shall also receive full credit for prior service with Seller (as reflected on Seller’s personnel records for each such Hired Employee) for purposes of determining their participation eligibility and vesting rights to the same extent as if such service had been with Purchaser. Benefits under Purchaser’s pension plans for any Hired Employee shall be determined solely with reference to service with Purchaser. Notwithstanding any contrary provisions hereof, Purchaser shall have no obligation hereunder to hire anyone.

(b)

Seller makes no representations or warranties about whether any of its employees will remain at the Banking Center through the Effective Time. Seller will use its commercially reasonable best efforts to maintain the employees as employees of Seller at the Banking Center until the Effective Time. Purchaser shall have no responsibilities or rights with respect to any employee of Seller whose employment shall be terminated for any reason prior to the Effective Time, to whom Purchaser does not offer employment or who shall elect not to become an employee of Purchaser, and severance payments, if any, with respect to any of such employees shall be the sole responsibility of Seller. Seller agrees that, for a period of 12 months after Purchaser hires any Hired Employee, Seller will not solicit such Hired Employee for employment.

Section 1.7. Records and Data Processing.

(a)

As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safe keep such files, documents and records as required by applicable law and sound banking practice. After the Effective Time, Purchaser will permit Seller and its representatives at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Seller’s expense) any such files, documents or records as Seller reasonably deems necessary.

(b)

As of the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce (at Purchaser’s expense) files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser reasonably deems necessary. Any such examination, inspection, copying and reproduction occurring before the Effective Time shall be at Purchaser’s sole expense.

(c)	It is understood that certain of Purchaser's and Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

(d)

As of the Effective Time, at Purchaser’s cost, Purchaser shall see to the conversion of all records, data and systems (including, without limitation, the Jack Henry system) of the Banking Center to Purchaser

Section 1.8. Security.

As of the Effective Time, Purchaser shall become solely responsible for the security of the Banking Center.

Section 1.9. Taxes and Fees; Proration of Certain Expenses.

Purchaser shall be responsible for the payment of all fees and taxes related to this transaction, including, without limitation, any real estate transfer and recordation taxes, fees and costs incurred in connection with the conveyance of the Real Property to Purchaser, except that Purchaser shall not be responsible for, or have any liability with respect to, the grantor’s tax payable on recordation of the Deed (as hereafter defined) or taxes on any income to Seller arising out of the transactions herein, all of which shall be the responsibility of Seller. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Center before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Center after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Center and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time.

Section 1.10. Real Property.

(a)

Title Review Period. For the period commencing on the date of this Agreement and extending through the thirtieth (30th) day after the date of this Agreement (the “Title Review Period”) Purchaser shall have the right to examine title to the Real

Property. Purchaser shall notify Seller in writing by the expiration of the Title Review Period of any mortgages or pledges; material liens, encumbrances, restrictions, reservations, tenancies, encroachments, overlaps or other title exceptions; and zoning or land use violations or matters related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). Purchaser agrees that the "Title Defects" shall not include (1) real property taxes not yet due and payable; or (2) recorded easements, restrictions and rights of way that do not materially interfere with the use of the Banking Center as a banking facility; or (3) defects from which Purchaser can obtain protection through the purchase of title insurance at regular rates (or higher rates if the excess over the regular rate is paid by Seller). Seller’s obligation to cure any Title Defects shall be governed by subsection b of this Section 1.10. Purchaser shall be deemed to have waived its right to object to any Title Defects reflected in the public records and not specifically identified and objected-to in writing to Seller prior to the expiration of the Title Review Period, time being of the essence.

Purchaser shall have the right, at its own expense, to update title matters at Closing for any changes that may have arisen between the Closing and the date of Purchaser's original title search. If such update indicates any new Title Defects, Seller may elect to delay the Closing for up to 45 days while it makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money to cure any such Title Defect (except to pay liens that the Seller does not dispute in good faith). If the Seller is unable to cure or does not cure any such Title Defect within such 45 day period, Purchaser shall have the option to receive title in its then existing condition or to terminate this Agreement.

(b)

Environmental Matters and Physical Inspections. For the period commencing on the date of this Agreement and extending through the forty-fifth (45th) day after the date of this Agreement (the “Inspection Period”), Purchaser shall have the right, subject to the provisions of this Section 1.10(b), to conduct such investigations of the Real Property as it may reasonably require in order to identify any Environmental Issue or Inspection Issue, as herein defined. As used herein, the term “Inspection Issue” shall mean a physical condition discovered by Purchaser’s investigation during the Inspection Period that materially affects the value of the Real Property or the use of the Real Property as a Banking Center, including, without limitation, compliance of the Real Property with the provisions of the Americans with Disabilities Act. As used herein, the term “Environmental Issue” shall mean a physical condition discovered by Purchaser’s investigation during the Inspection Period that constitutes a material violation of applicable environmental law that materially affects the value of the Real Property or the use of the Real Property as a Banking Center, or any material condition at or under the Real Property that would reasonably be expected to give rise to a material liability under applicable environmental law including, without limitation, clean-up and remediation obligations.

All physical and environmental investigations of the Property shall be conducted during regular business hours by qualified inspectors, consultants or employees of Purchaser or its affiliates following not less than two business days notice to Seller. Prior to entry upon the Property, Purchaser shall confirm to Seller the existence of general liability insurance in coverage amounts reasonably acceptable to Seller. No physical disturbance of the Property, ground water monitoring, installation of any test well or other investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency shall occur without the prior written consent of Seller. Purchaser covenants to repair any portion of the Property disturbed in the course of its physical and environmental investigations to its condition immediately prior to that disturbance.

Purchaser shall report to Seller the results of investigations made during the Inspection Period, together with its objections to any Environmental Issue or Inspection Issue, if any, no later than the expiration of the Due Diligence Period;. If Purchaser's Phase I environmental site assessment, if any, recommends that groundwater be sampled, test wells be installed or that any other investigation that requires a permit license or report be undertaken and Seller does not consent to allow the recommended work to be conducted at Purchaser’s sole liability and expense within ten (10) days after written request therefor, Purchaser may terminate this Agreement. Purchaser promptly shall provide Seller with copies of any and all written reports in connection with its environmental or physical investigations, at no cost to Seller, upon Seller’s request. Except as otherwise required by applicable law or regulation, Purchaser agrees not to report the results of its environmental or physical investigations to any third party without Seller’s prior written authorization. Seller has no knowledge of (i) any material violation of applicable environmental law that affects the Real Property or the use thereof as a Banking Center or (ii) any condition of the Real Property that would require investigation or clean-up under any applicable environmental statute, regulation or ordinance. Purchaser shall be deemed to have waived its right to object to any Environmental Issue or Inspection Issue not specifically identified and objected-to in writing to Seller prior to the expiration of the Inspection Period, time being of the essence.

(c)

Correction of Title Defects, Environmental Issues and Inspection Issues. If Purchaser raises any Title Defects, Environmental Issue or Inspection Issue in accordance with subsection (a) or (b) of this Section 1.10 that would, in aggregate, require the expenditure of over $5,000 to correct, as determined by Purchaser in its reasonable discretion (the “Defects”), Seller shall have the obligation to pay up to the sum of $15,000 to cure such Defects prior to the Effective Time, if practicable, or as soon thereafter as can reasonably be accomplished. For the avoidance of any doubt, Purchaser shall pay the first $5,000 of the aggregate cost of curing the

Defects and Seller shall thereafter pay up to $15,000 of the aggregate cost of curing the Defects. If Seller is unable or unwilling to cure any such Defect (to the extent that Seller is obligated to do so under this Section) to Purchaser’s reasonable satisfaction, Purchaser shall receive title to the Banking Center in its then existing condition with a corresponding Purchase Price adjustment that is agreeable to both parties. Any such Purchase Price adjustment shall not exceed $15,000, less the aggregate cost to Seller of correcting Defects pursuant to this Section 1.10(c). In the event that: (i) Seller is unable or unwilling to cure any Defects to Purchaser’s reasonable satisfaction; and (ii) the aggregate cost of curing Defects pursuant to this Section 1.10 is in excess of $20,000, Purchaser shall have the option (upon written notice to Seller, such notice to be received by Seller no later than 10 days after Purchaser is notified in writing of or confirms in writing its awareness of (i) and (ii), above) to terminate this Agreement, time being of the essence.

Section 1.11. Purchase Price Allocation.

The parties have agreed that the Purchase Price, adjusted to include any Assumed Liabilities and all other capitalized costs shall be allocated as set forth on Exhibit 1.11 hereof in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). The parties and their Affiliates shall report, act and file tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation and shall each promptly provide the other with any information in connection with the foregoing. None of the parties shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Section 1.12. Purchaser’s Due Diligence.

To the extent such materials have not yet been provided, Seller shall provide to Purchaser, no later than 10 days after execution of this Agreement, copies of such books, records and other information pertaining to any or all of the Deposit Liabilities, Real Property, the Overdraft Loans, the Personal Property and the business conducted by Seller at the Banking Center as Purchaser shall request, including, without limitation, human resources files, copies of all title information in the possession of Seller or its agents (including but not limited to title insurance policies, attorney's opinions on title, surveys, covenants, deeds, notes and deeds of trust and easements), and all documents in the possession of Seller or its agents pertaining to the environmental condition of the Real Property. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon. Nothing in this Section 1.12 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. The parties acknowledge that certain of Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

ARTICLE II

CLOSING AND EFFECTIVE TIME

Section 2.1. Effective Time.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the “Closing”) to be held at a mutually agreeable time and location within 15 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, but in no event sooner than 45 days after the expiration of the Title Review Period, or at such other place, time or date on which the parties shall mutually agree. The effective time (the “Effective Time”) shall be 2:00 p.m. local time, on the day on which the Closing occurs (the “Closing Date”). Purchaser agrees that it will be prepared to consummate the Closing no later than October 15, 2009.

Section 2.2. Closing.

(a)

All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b)	At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute (where appropriate) and deliver or make reasonably available to Purchaser:

(1)

A Special Warranty Deed, in substantially the form attached as Exhibit 2.2(b)(1) (the “Deed”), conveying to Purchaser unencumbered, marketable, fee simple title to the Real Property, together with all keys and access or security codes required for access to all or any portion of the Real Property;

(2)

A Bill of Sale, in substantially the form attached as Exhibit 2.2(b)(2) (the “Bill of Sale”), transferring to Purchaser all of Seller’s interest in the Personal Property, the Overdraft Loans and other assets, together with all keys and access or security codes required for access thereto;

(3)

An Assignment and Assumption Agreement, in substantially the form attached as Exhibit 2.2(b)(3) (the “Assignment and Assumption Agreement”), assigning Seller’s interest in the Safe Deposit Contracts and the Deposit Liabilities;

(4)	Consents from third persons, if any, that are required to effect the assignments set forth in the Assignment and Assumption Agreement;

(5)

Seller’s keys to the safe deposit boxes, Seller’s records related to the safe deposit box business at the Banking Center and Seller’s keys to the night deposit bags used by customers for deposits at the Banking Center;

(6)	Seller’s files and records related to the Overdraft Loans, including, without limitation, original executed notes, instruments and other documents;

(7)	Any collateral securing the Overdraft Loans in Seller’s possession or control;

(8)	Seller’s records related to the Deposit Liabilities assumed by Purchaser;

(9)	Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(10)	The Coins and Currency;

(11)	Such of the other assets to be purchased as shall be capable of physical delivery;

(12)

A certificate of a proper officer of Seller, dated as of the date of Closing, certifying the satisfaction of all conditions that are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(13)	A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Center contemplated hereby;

(14)

Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

(15)	A Closing Statement, substantially in the form attached as Exhibit 2.2(b)(14) (the “Closing Statement”);

(16)	The Pre-Closing Balance Sheet;

(17)	An affidavit of Seller certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

(18)	The Power of Attorney substantially in the form attached as Exhibit 1.4(k);

(19)

Such executed customary affidavits and documents as Purchaser’s title insurer may require as a condition to issuing an owner’s title insurance policy to Purchaser with respect to the Real Property; and

(20)	A schedule of deposit accounts with holds on them for clearance of individual items of $10,000 or more.

It is understood that the items listed in subsections (b)(5) and (9) shall be transferred after the Banking Center has closed for business on the Closing Date and that the records listed in subsections (b)(6) and (7) will be transferred as soon as practicable after the Closing, but in no event more than five business days after the Closing. For purposes of this Agreement, the term “business day” shall mean any day that both Purchaser and Seller are open for business.

(c)	At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute (where appropriate) and deliver to Seller:

(1)	The Assignment and Assumption Agreement;

(2)	A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

(3)	Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(4)

A certificate of a proper officer of Purchaser, dated as of the date of Closing, certifying the satisfaction of all conditions that are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

(5)	A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Banking Center contemplated hereby;

(6)

Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

(7)	The Closing Statement.

(d)	All instruments, agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties’ respective legal counsel.

Section 2.3. Post-Closing Adjustments.

(a)

Not later than 20 business days after the Effective Time, Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with customary banking practices reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (including any adjustments to the same required by this Agreement) (the “Post-Closing Balance Sheet”). In addition, Seller shall deliver to Purchaser within 10 days following the Closing a list of Overdraft Loans purchased, individually identified by account number, and a list of all Deposit Liabilities assumed, individually identified by account number, each list as of the Effective Time, which lists shall also be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within 15 business days following delivery of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds by wire transfer as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereafter defined).

(b)

If a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party that are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at a per annum rate (calculated daily based on a 360 day year) equal to the applicable Federal Funds Rate. In the event of such a dispute, personnel one level senior to the personnel handling the dispute for both parties will attempt to resolve the dispute using their good faith business judgment. If such discussions do not resolve a dispute, either party may submit the matter to a firm of certified public accountants mutually agreeable to Seller and Purchaser (the “Mediator”), which shall determine such dispute in accordance with the terms and conditions of this Agreement within 30 calendar days after the submission. The parties shall each pay one-half of the fees and expenses of the Mediator. The Post-Closing Balance Sheet, as agreed upon by the parties and determined under this subsection, shall be final and binding upon the parties.

(c)

The Federal Funds Rate shall mean the rate quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, adjusted daily, for the period beginning with the first calendar day following the Effective Time and ending with the Adjustment Payment Date.

ARTICLE III

INDEMNIFICATION

Section 3.1. Seller’s Indemnification of Purchaser.

Subject to limitations in this ARTICLE III, Seller shall indemnify, hold harmless and defend Purchaser from and against any costs, expenses, liabilities, losses or damages, including without limitation reasonable attorneys’ fees and expenses (together, a “Loss”), incurred by Purchaser and caused by any breach by Seller of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings commenced prior to the Effective Time or arising out of events occurring prior to the Effective Time and relating to operations at the Banking Center, except to the extent of liabilities assumed or payable hereunder by Purchaser. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.2. Purchaser’s Indemnification of Seller.

Subject to limitations in this ARTICLE III, Purchaser shall indemnify, hold harmless and defend Seller from and against any Loss incurred by Seller caused by any breach by Purchaser of any representation or warranty contained herein, and any Loss arising out of any claims, actions, suits or proceedings arising out of events occurring following the Effective Time and relating to operations at the Banking Center. Claims for indemnity must be made within the time frame set forth in Section 3.3(a).

Section 3.3. Claims for Indemnity.

(a)

A claim for indemnity under Sections 3.1 or 3.2 of this Agreement shall be made by the claiming party prior to the first anniversary of the date on which the Effective Time occurred by the giving of written notice thereof to the other party. Such notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. If any such claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall not be eligible for indemnification and shall be deemed waived and relinquished.

(b)

If any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. If the indemnifying party shall fail to respond within 10 business days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting any settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party’s approval will be implied if it does not respond within 10 business days of its receipt of the written notice of such settlement offer).

Section 3.4. Limitations on Indemnification.

(a)	Notwithstanding the provisions of Section 3.1 and 3.2, in no event will the aggregate liability of Seller under Section 3.1, or Purchaser under Section 3.2, exceed the Purchase Price.

(b)

Notwithstanding anything to the contrary in this Agreement, including Sections 3.1, 3.2 and 3.4(a), the limitations set forth in Section 3.4(a) shall not apply to any Loss relating to, arising out of or resulting from fraudulent misrepresentation or fraudulent breach of any warranty or any claim with respect to fraudulent inducement to enter into this Agreement.

(c)

Notwithstanding anything to the contrary in this Agreement, the parties shall have no obligations under this Article III for any indirect or consequential liability, damage or loss that the indemnified party may suffer or for punitive damages.

Section 3.5. Exclusive Remedy.

The procedures provided in this Article III shall constitute the sole and exclusive remedy of the parties after the Closing for any Loss sustained by a party as a result of any breach of this Agreement (regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever), other than losses or liabilities based upon fraud or fraudulent misrepresentation or as set forth in Section 3.4(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 4.1. Corporate Organization.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has the power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.

The Banking Center has been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller’s Articles of Incorporation or Bylaws; (b) any material provision of any agreement or any other restriction of any kind to which Seller is a party or by which Seller is bound; (c) any applicable statute, law, decree, regulation or order of any governmental authority; or (d) any provision that will result in a default under, or that will cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors and Seller's sole stockholder, and no further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

Section 4.5. No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Seller that would give rise to any claim against Purchaser for a finder’s fee, commission, or similar payment. Seller shall indemnify against and hold Purchaser harmless from any and all claims, demands, suits, actions, causes of action, liabilities, damages, losses, costs and expenses, including, without limitation, attorneys’ fees and costs, arising out of or in connection with or related to any claim to such a finder’s fee, commission or similar payment.

Section 4.6. Personal Property.

Seller owns, and will convey to Purchaser at the Closing, good and merchantable title to the Personal Property free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind.

Section 4.7. Real Property.

Seller makes the following representations regarding the Real Property:

(a)

Except as specifically set forth herein, Seller has no Knowledge of any condemnation proceedings pending against the Real Property and, to the Knowledge of Seller, no such proceeding is threatened or proposed.

(b)

Except as specifically set forth herein, Seller has not entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to the Knowledge of Seller, threatened or likely to be made or instituted, that would in any way be binding upon Purchaser or its successors or assigns or affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or that would limit or restrict Seller’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(c)	Seller has and will convey to Purchaser at the Closing good and marketable fee simple title to the Real Property subject to no Title Defects, except as provided for under Section 1.10.

Section 4.8. Condition of Property.

Except as may be otherwise specifically set forth in this Agreement, the Personal Property to be purchased by Purchaser hereunder is sold AS IS, WHERE IS, with no warranties or representations whatsoever, express or implied, except as may be expressly represented or warranted in this Agreement.

Section 4.9. Overdraft Loans.

(i) Seller has good title to each of the Overdraft Loans being purchased by Purchaser and each is a valid and enforceable overdraft loan in conformity with applicable laws and regulations; (ii) the documentation relating to each Overdraft Loan accurately reflects in all material respects the payment history, the outstanding balance of the Overdraft Loan, and all receipts pertaining to the Overdraft Loan from the obligor(s) thereof and all credits to which such obligor(s) are entitled, (iii) to the Knowledge of Seller, all signatures on and executions of any documents in connection with each Overdraft Loan are genuine; (iv) no taxes or other liability of Seller shall accrue against or be collected from Purchaser out of any Overdraft Loan by reason of the purchase thereof by Purchaser, and (v) neither Seller nor any of its agents, officers, employees or representatives in any manner has been guilty of any civil or criminal fraud with respect to the creation of any Overdraft Loan or with respect to the transfer, assignment and sale of the same to Purchaser hereunder.

Section 4.10. Compliance with Certain Laws.

To the Knowledge of Seller, the Deposits and Overdraft Loans were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders.

Section 4.11. Community Reinvestment Act Representation.

Seller is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no pending or, to the Knowledge of Seller, threatened actions,

proceedings, or allegations by any person or regulatory agency that may cause any regulatory authority to deny any application required to be filed pursuant to this Agreement. In addition, Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 4.12. Limitation of Representations and Warranties.

Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Corporate Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Articles of Incorporation or Bylaws of Purchaser; (b) any material provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any applicable statute, law, decree, regulation or order of any governmental authority; or (d) any provision which will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Purchaser is a party.

Section 5.3. Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, prior to the Effective Time will have been duly authorized by Purchaser, and no further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.

This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

Section 5.5. No Brokers.

In the negotiation of this Agreement, there has been no participation or intervention by any person, firm or corporation engaged by Purchaser that would give rise to any claim against Seller for a finder’s fee, commission, or similar payment. Purchaser shall indemnify against and hold Seller harmless from any and all claims, demands, suits, actions, causes of action, liabilities, damages, losses, costs and expenses, including, without limitation, attorneys’ fees and costs, arising out of or in connection with or related to any claim to such a finder’s fee, commission or similar payment.

ARTICLE VI

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 6.1. Access to Information.

During the Title Review Period (as defined in Section 1.10 hereof) and continuing through the Effective Time, Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller’s normal security requirements, access to the properties, books and records pertaining to the Banking Center in order to facilitate the consummation of the transactions herein contemplated, provided that such access shall be at reasonable times and shall not interfere with the normal business and operations of the Banking Center or the affairs of Seller relating to the Banking Center. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. It is understood that certain of Seller’s records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 6.2. Delivery of Magnetic Media Records.

Seller shall prepare or cause to be prepared at Purchaser’s expense and make available to Purchaser at Seller’s data processing center magnetic media records in Seller’s field format not later than the conclusion of the Title Review Period, and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in Subsections 2.2(b)(6) and (b)(7). Such updated records shall be made available at such time after Closing as agreed to by the parties. Seller may, with the consent of Purchaser, provide such reports in paper format instead of magnetic media format.

Section 6.3. Application for Approval to Effect Purchase of Assets and Assumption of Liabilities and to Close the Banking Center.

By not later than the conclusion of the Title Review Period, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for such approvals as may be necessary to purchase and assume the aforesaid assets and liabilities, to close the branch and terminate banking operations at the Banking Center and to relocate such banking operations to Purchaser’s nearby existing branch. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of applicable regulatory authorities.

Section 6.4. Conduct of Business; Maintenance of Properties.

(a)	From the date hereof until the Effective Time, Seller covenants that it will:

(i)

Carry on, or cause to be carried on, the business of the Banking Center substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization, and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Center; provided, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Center;

(ii)	Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking Center to Purchaser from Seller; and

(iii)	Maintain the Real Property and the Personal Property in their current condition, ordinary wear and tear excepted.

(b)	Between the date hereof and the Effective Time, Seller shall not, without the prior written consent of Purchaser:

(i)

Acquire or dispose of any fixed assets with respect to the Banking Center, except for replacement of furniture, furnishings and equipment and normal maintenance and refurbishing in the ordinary course of business of the Banking Center, provided that this Section shall not require the replacement of any such items by Seller;

(ii)

Increase or agree to increase the salary, remuneration, compensation or other employment benefits of persons employed at the Banking Center other than in accordance with Seller’s customary policies or bank-wide changes consistent with past practices, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

(iii)

Advertise or promote new customer services or products in the market area of the Banking Center without obtaining the prior written consent of Purchaser, or otherwise change any pricing in deposit accounts to increase rates on deposit accounts at the Banking Center above market rates in the principal market area of the Banking Center;

(iv)

Materially increase the staffing levels at the Banking Center or effect changes in branch personnel employed as of the Effective Time other than in the ordinary course of business consistent with past practices; or

(v)	Enter into any agreement to sell, grant or convey the Real Property, the Personal Property or any part thereof.

Section 6.5. No Solicitation by Seller.

For a period of 12 months after the Effective Time, Seller will not target and solicit customers of the Banking Center using any customer or mailing list that contains names and addresses of customers of the Banking Center; provided, that these restrictions shall not apply to general mass mailings, telemarketing calls, statement stuffers or other similar communications, or newspaper, radio or television advertisements of a general nature, or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not apply to the solicitation of (i) commercial accounts normally established and maintained in offices other than the Banking Center or (ii) any credit or debit card customer that has an agreement with Seller for merchant services that is not transferred to Purchaser.

Section 6.6. Further Actions.

Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7. Fees and Expenses.

Except as otherwise provided herein, Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys’ and accountants’ fees and expenses and other expenses arising in connection therewith. Seller shall be responsible for its own attorneys’ and accountants’ fees and expenses related to this transaction.

Section 6.8. Breaches with Third Parties.

If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained. Failure after diligent efforts to obtain such consent or approval shall not constitute a breach of this Agreement.

Section 6.9. Insurance.

As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Center and the activities conducted thereon, except for coverage relating to periods preceding the Effective Time. Purchaser shall be responsible for all insurance protection for the Banking Center premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller.

Section 6.10. Public Announcements.

Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the employees of the Banking Center, and no announcements or communications with such employees shall be made without the prior written approval of Seller.

Section 6.11. Tax Reporting.

Seller shall provide Purchaser all 1098 and 1099 data required for Purchaser to comply with all 2009 tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time. Seller agrees to timely provide Purchaser with any corrected 1098 and 1099 data for such period.

Section 6.12. Use of Seller’s Name and Documents.

Purchaser agrees to notify all relevant customers, the Federal Deposit Insurance Corporation and other relevant regulatory agencies not to use Seller’s forms and documents following the Effective Time. Purchaser will provide to customers of Seller who have checking accounts that are transferred to Purchaser at the Effective Time new checks within seven (7) business days after the Effective Time.

Section 6.13. Access to the Real Property; Purchaser Installation and Modification.

Beginning on the date Purchaser notifies Seller that all necessary regulatory approvals of the transactions provided in this Agreement (including, without limitation, the regulatory approvals described in Section 6.3) have been received by Purchaser and continuing through Closing or termination of this Agreement, Seller shall (a) provide Purchaser, its agents and contractors, and its and their respective officers and employees, with such access to the Real

Property as Purchaser shall reasonably request as provided herein to permit the installation of such communications and other equipment and systems as Purchaser shall require for the operation of its banking business at the Banking Center from and after the Effective Time, including, without limitation, modifications necessary for such installation, and (b) shall permit such installation and modifications, provided that (i) such access, installation and modifications shall not occur during business hours, shall not interrupt utility service to the Property, and shall otherwise be effected in such a manner as to cause the minimum practicable interference with the conduct of Seller’s business at the Banking Center, (ii) Purchaser shall indemnify against and hold Seller harmless from the cost and expense of any such installation and modifications, (iii) such access, installation and modifications shall be coordinated by and among Seller’s and Purchaser’s facilities managers and IT directors, and (iv) such installation and modifications shall be subject to the prior approval of Seller, which approval shall not unreasonably be withheld, delayed or conditioned.

ARTICLE VII

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True.

The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Purchaser.

Section 7.2. Obligations Performed.

Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller that is reasonably likely to (a) adversely affect the business, properties and assets of the Banking Center, or (b) adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval.

(a)	Purchaser shall have received all necessary regulatory approvals of the transactions provided in this Agreement (including, without limitation, the regulatory approvals described in Section 6.3), all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)	Such approvals shall not have imposed any condition that is materially disadvantageous or burdensome to Purchaser.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

                The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True.

The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except to the extent otherwise provided herein or consented to by Seller.

Section 8.2. Obligations Performed.

Purchaser shall (a) deliver to Seller those items required by Section 2.2, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. No Adverse Litigation.

As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller that might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval.

(a)

Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

(b)	Such approvals shall not have imposed any condition that is materially disadvantageous or burdensome to Seller.

Section 8.5. Erosion of Amounts on Deposit.

The amount of the deposits at the Banking Center (excluding certificates of deposit) shall not be less than $5,000,000 at any time through the Effective Time. From the Execution Date through the Effective Time, Seller shall provide Purchaser with monthly reports reflecting the aggregate amount of deposits at the Banking Center (including certificates of deposit).

ARTICLE IX

TERMINATION

Section 9.1. Methods of Termination.

This Agreement may be terminated in any of the following ways:

(a)	by either Purchaser or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by the date set forth in the last sentence of Section 2.1 hereof;

(b)	at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

(c)

by Purchaser in writing if the conditions set forth in Article VII (with the exception of delivery of items required to be delivered at Closing) of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(d)

by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 30 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

(e)

any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within the period provided in that Section; or

(f)	by Seller or Purchaser in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein, and all applicable appeals have been exhausted or the time for filing such appeals shall have expired.

(g)	With respect to any Title Defect, Environmental Issue or Inspection Issue, only as expressly provided in Section 1.10(d);

Section 9.2. Procedure Upon Termination.

In the event of termination pursuant to Section 9.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

If this Agreement is terminated as provided herein,

(a)

each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)

all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that heretofore has been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses.

Should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable at law or in equity, the other party shall be entitled to recover from the breaching party, upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Amendment and Modification.

The parties, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 10.2. Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof; and no single or partial exercise of any such power, right or privilege shall preclude any other or further exercise thereof or of any other power, right or privilege.

Section 10.3. Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other.

Section 10.4. Confidentiality.

Each of the parties agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 10.5. Knowledge of Seller.

“Knowledge” means, with respect to any specific matter, the actual knowledge of Seller’s Chief Executive Officer, O.R. Barham, Jr., Chief Financial Officer, Jeffrey W. Farrar, and the Branch Manager of the Banking Center, Maxine Minton.

Section 10.6. Retention of Documents.

Each of the parties agrees that it will not destroy the books and records of the Banking Center for 5 years following the Effective Time without 45 days prior notice to the other party.

Section 10.7. Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents (each a “Notice”) shall be in writing and transmitted by nationally recognized overnight delivery service (charges prepaid), telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

If to Seller:

StellarOne Bank

c/o StellarOne Corporation

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

Attn: Douglas D. Callaway, General Counsel

Phone: (434) 220-8729
Fax: (434) 964-2210
E-mail: dcallaway@stellarone.com

With a copy to:

Tara Rowan Boyd, Esq.

LECLAIRRYAN

123 East Main Street, Eighth Floor

Charlottesville, Virginia 22902

Phone: (434) 245-3429

Fax: (434) 296-0905

E-mail: Tara.Boyd@leclairryan.com

If to Purchaser:

First Bank

112 West King Street

Strasburg, Virginia 22657

Attn: Dennis A. Dysart

Executive Vice President and Chief Administrative Officer

Phone: (540) 465-6134

Fax: (540) 465-5946

E-mail: ddysart@therespowerinone.com

with a copy to:

Paul G. Saunders, II, Esq.

Williams Mullen

Two James Center, 17th Floor

1021 E. Cary Street

Richmond, Virginia 23219

Phone: (804) 783-6470
Fax: (804) 783-6507
E-mail: psaunders@williamsmullen.com

or, as to each party, at such other address as shall be designated by such party by notice to the other party complying with the terms of this Section. A Notice sent by overnight delivery service will be deemed to have been received on the business day following the business day on which such Notice is deposited with such overnight delivery service. A Notice sent by regular mail will be deemed to have been received on the third business day following mailing. A Notice sent by facsimile will be deemed to have been received on the business day following transmission.

Section 10.8. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9. Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.10. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

Section 10.11. Sole Agreement.

This Agreement and the exhibits and attachments hereto represent the sole agreement between the parties respecting the transactions contemplated hereby, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.12. Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.13. Parties In Interest.

Nothing in this Agreement, express or implied, including, without limitation the provisions of Sections 1.6(a) and 1.6(c), is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

[SIGNATURES APPEAR ON THE FOLLOWING COUNTERPART SIGNATURE PAGE(S).]

[COUNTERPART SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT.]

SELLER:

STELLARONE BANK

By:	/s/ Jeffrey W. Farrar
Name:	Jeffrey W. Farrar
Title:	EVP/CFO
Date:	July 10, 2009

PURCHASER:

FIRST BANK

By:	/s/ Dennis A. Dysart
Name:	Dennis A. Dysart
Title:	EVP-Chief Administrative Officer
Date:	July 9, 2009